$50,000

June 20, 2013

Restating Original Note dated February 27, 2012

FOR VALUE RECEIVED,  Solar Energy Initiatives, Inc, a Delaware corporation (the “Company”), promises to pay to the order of Marovic Family Trust (the “Holder”), or its registered assigns or successors in interest, the principal sum of $50,000 (Fifty Thousand Dollars) (the “Principal Amount”) or such  lesser  principal  amount  following   the   conversion   or   conversions   of   this   Note   in accordance  with  Paragraph  2  (the “Outstanding Principal Amount”) on September 20, 2013 (the “Maturity Date”), and to pay interest on the Outstanding Principal Amount ("Interest") in a lump sum on the Maturity Date, at the rate of five percent (5%) per Annum (the "Rate") from the date of issuance.

The parties agree that the Outstanding Principal Balance is a portion of the total unpaid amount due to the Holder for cash funds advanced on or before February 27, 2012 and represented by that certain promissory note dated February 27, 2012 in the original principal amount of $160,000 issued to the Holder (the “Original Note”) The parties further agree that this Note is issued in partial replacement of the Original Note and shall be considered a continuation and extension of the Original Note on the revised terms and conditions herein.

Accrual of Interest shall commence on the date of the Original Note and continue until the Company repays or provides for repayment in full of the Outstanding Principal Amount and all accrued but unpaid Interest.  Accrued  and  unpaid  Interest  shall  bear  Interest  at  the  Rate  until  paid, compounded  monthly.  The  Outstanding  Principal  Amount  of  this  Note  is  payable  on  the Maturity Date in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts, at the address last appearing on the Note Register of the Company as designated in writing by the Holder from time to time. The Company may prepay principal and interest on this Note at any time before the Maturity Date.

The Company will pay the Outstanding Principal Amount of this Note on the Maturity Date, free of any withholding or deduction of any kind (subject to the provision of paragraph 2 below), to the Holder as of the Maturity Date and addressed to the Holder at the address appearing on the Note Register.

This Note is subject to the following additional provisions:

1.  All payments on account of the Outstanding Principal Amount of this Note and all other amounts payable under this Note (whether made by the Company or any other person) to or for the account of the Holder hereunder shall be made free and clear of and without reduction by reason of any present and future income, stamp, registration and other taxes, levies, duties, cost, and charges whatsoever imposed, assessed, levied or collected by the United States or any political subdivision or taxing authority thereof or therein, together with interest thereon and penalties with respect thereto, if any, on or in respect of this Note (such taxes, levies, duties, costs and charges being herein collectively called “Taxes”).

2.  The Holder of this Note is entitled, at Holder’s option only, at any time after the issuance of this Note, to convert all or any lesser portion of the Outstanding Principal Amount and accrued but unpaid Interest into common stock of the Company (the “Common Stock”) at a conversion price (the “Conversion Price”) for each share of Common Stock equal to a price which is Fifty (50) percent of the lowest three day average closing price for the stock of the Company for the ten trading days prior to the issue of this Note.  The Common  stock into  which  the  Note  is  converted shall  be  referred  to  in  this  agreement  as  the “Conversion Shares.” The Issuer will not be obligated to issue fractional Conversion  Shares.  The  Holder  may  convert  this  Note into Common Stock by surrendering the Note to the Company, with the form of conversion notice attached to the Note as Exhibit A, executed by the Holder of the Note evidencing such Holder’s intention  to  convert  the  Note.  The Company  will  not  issue  fractional  shares  or  scrip representing fractions of shares of Common Stock on conversion, but the Company will round the number of shares of Common Stock issuable up to the nearest whole share.  The  date  on which a Notice of Conversion is given shall be deemed to be the date on which the Holder notifies the Company of its intention to so convert by delivery, by facsimile transmission or otherwise,  of  a  copy  of  the  Notice  of  Conversion.  Notice  of  Conversion may be sent  by facsimile to the Company, attn: President. The Holder will deliver this Note, together with the original executed copy of the Notice of Conversion, to the Company within three (3) business days  following  the  Conversion  Date.

Notwithstanding anything to the contrary in this Note, in no event shall the Holder be entitled to convert that amount of the principal of the Note and any accrued interest, and in no event shall the Company permit that amount of conversion, into that number of shares, which when added to the sum of the number of shares of Common Stock beneficially owned, (as such term is defined under Section 13(d) and Rule 13d-3 of the Securities Exchange Act of 1934, as may be amended, (the “1934 Act”)), by the Holder, would exceed 9.99% of the number of shares of Common Stock outstanding on the Conversion Date, as determined in accordance with Rule 13d-1(j) of the  1934  Act.  In  the  event  that  the  number  of  shares  of  Common  Stock  outstanding  as determined in accordance with Section 13(d) of the 1934 Act is different on any Conversion Date than it was on the Closing Date, then the number of shares of Common Stock outstanding on such Conversion Date shall govern for purposes of determining whether the Holder would be acquiring beneficial ownership of more than 9.99% of the number of shares of Common Stock outstanding on such Conversion Date.

At the election of the Company, Holder shall sell and transfer the Note to any third party named by the Company for an amount equal to the full Outstanding Principal Amount, by giving notice to the Holder and tendering the Outstanding Principal; Amount to Holder.

3. No provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to the payment of the Outstanding Principal Amount of this Note at the Maturity Date, and in the coin or currency herein prescribed. This Note and all other Notes now or hereafter issued on similar terms are direct obligations of the Company. In the event of any liquidation, reorganization, winding up or dissolution, repayment of this Note shall not be subordinate in any respect to any other indebtedness of the Company outstanding as of the date of this Note or hereafter incurred by the Company.

Such non-subordination shall extend without limiting the generality of the foregoing, to all indebtedness of the Company to banks, financial institutions, other secured lenders, equipment lessors and equipment finance companies, and shall be secured by a UCC-1 financing statement filed by the original Holder, at the original Holder’s election, secured by the equipment and physical assets of Martinez & Cayanan, LLC.

4. If at any time or from time to time after the date of this Note, the Common Stock issuable upon the conversion of the Note is changed into the same or different numbers of shares of any class or classes of stock, whether by recapitalization or otherwise, then in each such event the Holder shall have the right thereafter to convert the Note into the kind of security receivable in such recapitalization, reclassification or other change by holders of Common Stock, all subject to further adjustment as provided herein. In such event, the formulae set forth herein for conversion and redemption shall be equitably adjusted to reflect such change in number of shares or, if shares of a new class of stock are issued, to reflect the market price of the class or classes of stock issued in connection with the above described transaction.

5. If one or more of the “Events of Default” as described in the Agreement shall occur, the Company agrees to pay all costs and expenses, including reasonable attorney’s fees, which the Holder may incur in collecting any amount due under, or enforcing any terms of, this Note.  For purposes of this Note, Events of Default shall include:

i.

Failure of the Company to timely pay any amount due hereunder;

ii.

Failure of the Company to honor any request of Holder to convert any or all of the amounts due hereunder into Conversion Shares;

iii.

Filing of a bankruptcy or insolvency proceeding by or against the Company.

6. Prepayment. At any time that the Note remains outstanding, upon three business days written notice (the “Prepayment Notice”) to the Holder, the Company may pay the entire Outstanding Principal Amount of the Note plus any accrued but unpaid Interest. If the Company gives written notice of prepayment, the Holder continues to have the right to convert principal and interest on the Note into Conversion Shares until three business days elapses from the Prepayment Notice.

7. The Company covenants that until all amounts due under this Note are paid in full, by conversion or otherwise, unless waived by the Holder or subsequent Holder in writing, the Company shall:

give prompt written notice to the Holder of any Event of Default or of any other matter which has resulted in, or could reasonably be expected to result in a materially adverse change in its financial condition or operations;

give prompt notice to the Holder of any claim, action or proceeding which, in the event of any unfavorable outcome, would or could reasonably be expected to have a Material Adverse Effect on the financial condition of the Company;

at all times reserve and keep available out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of this Note into Common Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of the Outstanding Principal Amount of this Note into Common Stock.

8. Upon receipt by the Company of evidence from the Holder reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note,

(i)

in the case of loss, theft or destruction, upon provision of indemnity reasonably satisfactory to it and/or its transfer agent, or

(ii)

in the case of mutilation, upon surrender and cancellation of this Note,

then the Company at its expense will execute and deliver to the Holder a new Note, dated the date of the lost, stolen, destroyed or mutilated Note, and evidencing the outstanding and unpaid principal amount of the lost, stolen, destroyed or mutilated Note.

9. If any term in this Note is found by a court of competent jurisdiction to be unenforceable, then the entire Note shall be rescinded, the consideration proffered by the Holder for the remaining Debt acquired by the Holder not converted by the Holder in accordance with this Note shall be returned in its entirety and any Conversion Shares in the possession or control of the Investor shall be returned to the Issuer.

10.  Company may not transfer any of its obligations under this Note without the prior written consent of the original Holder, unless the full Principal Amount of the Note is paid to the original Holder.

11. The Note and the Agreement between the Company and the Holder (including all Exhibits thereto) constitute the full and entire understanding and agreement between the Company and the Holder with  respect  to  the  subject  hereof.  Neither  this  Note  nor  any  term  hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.

12. This Note shall be governed by and construed in accordance with the internal laws of the State of  California and venue shall be in Orange County, California for any dispute arising under this Note.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized, as of the date first written above.

Solar Energy Initiatives, Inc.

By:

Michael Gelmon, President